EXHIBIT 2.2
VOTING AGREEMENT
     This VOTING AGREEMENT, is entered into as of August 4, 2006 (this “Agreement”), by and among infoUSA Inc., a Delaware corporation (“Parent”), Spirit Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and certain stockholders of the Company whose names appear on Schedule I hereto (each a “Stockholder” and collectively, the “Stockholders”).
RECITALS
     WHEREAS, Opinion Research Corporation, a Delaware corporation (the “Company”), Parent and Merger Sub have negotiated an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the “Merger Agreement”), which provides for, upon the terms and subject to the conditions set forth therein, the merger of Merger Sub with and into the Company (the “Merger”);
     WHEREAS, as of the date hereof, each Stockholder beneficially owns (as such term is defined pursuant to Rule 13d-3(a) promulgated under the Exchange Act) the number of shares and/or options to purchase the number of shares of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) set forth opposite such Stockholder’s name on Schedule II hereto (all shares owned by such Stockholder from time to time and for which beneficial ownership may hereafter be acquired by such Stockholder prior to the termination of this Agreement, whether upon the exercise of options, conversion of convertible securities, exercise of warrants or by means of purchase, dividend, distribution or otherwise, being referred to herein as such Stockholder’s “Subject Shares”);
     WHEREAS, approval of the Merger Agreement by the holders of a majority of the issued and outstanding shares of the Company Common Stock will be required in order to consummate the transactions contemplated by the Merger Agreement;
     WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have required that each Stockholder enter into this Agreement; and
     WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement, each Stockholder is willing to enter into this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Stockholders hereby agree as follows:

ARTICLE I.
DEFINITIONS
     Certain capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement. Unless the context otherwise requires, such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.
ARTICLE II.
VOTING OF SHARES
     SECTION 2.1. Agreement to Vote. From the date hereof until the termination of this Agreement pursuant to Section 4.1 hereof (the “Term”), at every time as the Company convenes a meeting of, or otherwise seeks a vote of, the Company’s stockholders with respect to the following, each Stockholder hereby agrees to vote, or cause to be voted, to the extent not voted by Parent as appointed by the Proxy, all of Stockholder’s Subject Shares held as of the record date established by the Company for the purposes of determining those stockholders of the Company entitled to vote on such matters (the “Record Date”):
     (a) in favor of the approval and adoption of the Merger Agreement;
     (b) against approval of any proposal made in opposition to, or in competition with, the Merger; and
     (c) against any actions that are intended to, or could be reasonably expected to, impair the ability of the Company to consummate the Merger or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger in accordance with the terms of the Merger Agreement.
Each Stockholder further agrees not to enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with or violative of the terms of this Section 2.1.
     SECTION 2.2. Proxy; Reliance. Each Stockholder hereby constitutes and appoints Parent, acting through each of Vinod Gupta and Fred Vakili, each with the power to act alone and with full power of substitution and resubstitution, at any time during the Term, as its true and lawful attorneys-in-fact and proxies (its “Proxy”), for and in its name, place and stead, to vote such Stockholder’s Subject Shares held as of the Record Date as its Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company called for purposes of considering whether to approve the Merger Agreement or any of the other transactions or matters contemplated by, or directly or indirectly affecting, the Merger Agreement or to execute a written consent of stockholders in lieu of any such meeting. Each Stockholder understands and acknowledges that Parent and Merger Sub have entered into the Merger Agreement in reliance upon each Stockholder’s execution and delivery of this Agreement. The parties agree that by reason of the Merger Agreement, the Proxy is a proxy coupled with an interest. At Parent’s request, each Stockholder will perform such further acts and execute such further documents as may be required to vest in Parent the sole power to vote Stockholder’s Subject Shares with respect to the matters set forth in Section 2.1 during the Term in accordance with the terms of this Agreement.
     THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.
     SECTION 2.3. Limitation. Each Stockholder shall retain at all times the right to vote such Stockholder’s Subject Shares in such Stockholder’s sole discretion and without any other limitation on all matters other than those set forth in Section 2.1 that are at any time or from time to time presented for consideration by the Company’s stockholders generally.
     SECTION 2.4. Capacity. The parties hereby agree that the Stockholders are executing this Agreement solely in their capacity as stockholders of the Company. Nothing contained in this Agreement shall limit or otherwise affect, in any manner, the conduct or exercise of the Stockholders’ fiduciary duties as officers or directors of the Company, where applicable.
     SECTION 2.5. Transfer of Subject Shares. Except as otherwise contemplated by the Merger Agreement, from and after the date of this Agreement until the termination of this Agreement, each Stockholder agrees that it will be the beneficial owner of all of such Stockholder’s Subject Shares free and clear of all liens, pledges, charges or encumbrances, and will not, directly or indirectly, without the prior written consent of Parent:
     (a) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise in any way dispose of, or enter into any contract, option or other agreement (oral or written) with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or any other disposition of, any or all of such Stockholder’s Subject Shares, or any interest therein;
     (b) grant any proxies or powers of attorney, deposit any of the Subject Shares into a voting trust or enter into a voting agreement with respect to any of the Subject Shares with respect to the matters set forth in Section 2.1;
     (c) take any action that would reasonably be expected to have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement or making any representation or warranty of such contained in this Agreement untrue or incorrect;
     (d) enter into any agreement or arrangement providing for any of the actions described in clause (a), (b) or (c) above.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
     Each Stockholder hereby, severally and not jointly, represents and warrants to Parent and Merger Sub as follows:

     (a) Schedule II hereto correctly sets forth the number of shares of the Company Common Stock beneficially owned by such Stockholder as of the date of this Agreement, and such Stockholder has good title to all shares of the Company Common Stock set forth opposite his, her or its name on the signature page hereto free and clear of all liens, pledges, charges or encumbrances.
     (b) Such Stockholder has all requisite legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and when duly and validly executed and delivered by Parent and Merger Sub will constitute a valid and binding agreement of such Stockholder, enforceable against him in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby, which consent has not been obtained.
ARTICLE IV.
MISCELLANEOUS
     SECTION 4.1. Termination. This Agreement shall terminate upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the execution of any amendment to the Merger Agreement that modifies the amount, form or timing of payment of the Merger Consideration in a manner adverse to any Stockholder without the prior written consent of such Stockholder or (d) the mutual agreement of the parties hereto. In the event this Agreement is terminated, this Agreement shall immediately become void, there shall be no liability under this Agreement on the part of Parent or Merger Sub or their respective officers or directors or the Stockholders, and all rights and obligations of the parties to this Agreement shall cease and be of no further legal effect, except that nothing herein shall relieve any party from any liabilities or damages arising out of its material breach of this Agreement.
     SECTION 4.2. Expenses. Except as otherwise expressly set forth herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses; provided that the parties acknowledge and agree that the Company shall bear the fees, costs and expenses of the Stockholders.
     SECTION 4.3. Notice. All notices and other communications given hereunder shall be in writing and shall be deemed given (i) when delivered if delivered personally, (ii) when receipt is acknowledged by an affirmative act of the party receiving notice, if by facsimile, or (iii) three business days after being mailed, if mailed by registered or certified mail (return receipt requested). Notices and other communications to the parties will be sent to the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent and Merger Sub:

infoUSA Inc. 5711 South 86th Circle Omaha, NE 68127 Attention: Vinod Gupta Fred Vakili
Facsimile: (612) 338-2860

With a copy to:

Robins, Kaplan, Miller & Ciresi L.L.P. 2800 LaSalle Avenue 800 LaSalle Plaza Minneapolis, MN 55402 Attention: John R. Houston, Esq. Facsimile: (612) 339-4181

(b)	if to a Stockholder, at the address set forth below such Stockholder’s name on Schedule II hereto.
     SECTION 4.4. Counterparts. This Agreement may be executed via facsimile or otherwise in two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.
     SECTION 4.5. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.
     SECTION 4.6. Specific Performance. Each Stockholder acknowledges that if such Stockholder fails to perform any of its obligations under this Agreement, immediate and irreparable harm or injury would be caused to Parent and Merger Sub for which money damages would not be an adequate remedy. In such event, each Stockholder agrees that Parent and Merger Sub shall have the right, in addition to any other rights either party may have, to specific performance of this Agreement. Accordingly, if Parent and Merger Sub should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Stockholder hereby waives the claim or defense that Parent and Merger Sub have an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.
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     IN WITNESS WHEREOF, Parent, Merger Sub, the Company and each Stockholder have caused this Agreement to be executed as of the date first written above.

INFOUSA INC.

By:	/s/ FRED VAKILI

Name: Fred Vakili
Title: Executive Vice President of Administration and Chief Administrative Officer

SPIRIT ACQUISITION, INC.

By:	/s/ FRED VAKILI

Name: Fred Vakili
Title:Executive Vice President of Administration, Chief Administrative Officer, and Secretary

/s/ JOHN F. SHORT
John F. Short

/s/ DOUGLAS L. COX
Douglas L. Cox

/s/ KEVIN P. CROKE
Kevin P. Croke
Signature Page to Voting Agreement

SCHEDULE I
Stockholders
John F. Short
Douglas L. Cox
Kevin P. Croke

SCHEDULE II

			Aggregate Number of shares
		Stock Options exercisable	of the Company Common
Name and Address of	Company Common	for the Company Common	Stock (on a Fully Diluted
Stockholder	Stock	Stock	Basis)
John F. Short c/o Opinion Research Corporation 600 College Road East Princeton, NJ 08540	194,980	260,000	454,980

Douglas L. Cox c/o Opinion Research Corporation 600 College Road East Princeton, NJ 08540	124,921	61,800	186,721

Kevin P. Croke c/o Opinion Research Corporation 600 College Road East Princeton, NJ 08540	86,475	76,800	163,275